Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS AND U.S. CELLULAR FURTHER DELAY FILING 2005 FORMS 10-K

CHICAGO - May 31, 2006 - Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX:USM] will delay the filing of their SEC Forms 10-K for the year ended Dec. 31, 2005. The companies require additional time to review financial information regarding leases. The companies had expected to file their Forms 10-K on or prior to May 31, 2006.

On Nov. 10, 2005, the companies announced that they would restate financial results for several prior periods. The companies completed and filed their restatements on April 26, 2006.

Due to the restatement, TDS and U.S. Cellular have not filed their Forms 10-K for the year ended Dec. 31, 2005, or their Forms 10-Q for the quarter ended March 31, 2006, on a timely basis. As a result, TDS and U.S. Cellular are not in compliance with American Stock Exchange (AMEX) listing standards. TDS and U.S. Cellular have obtained extensions until June 30, 2006 to regain compliance with AMEX listing standards.

The restatements and delays in filing quarterly and annual reports resulted in defaults under revolving credit agreements between the companies and certain lenders and under certain forward contracts between subsidiaries of the companies and a counterparty. Waivers of such defaults obtained previously were extended, on the condition that the companies file their Forms 10-K for the year ended Dec. 31, 2005 and Forms 10-Q for the quarter ended March 31, 2006 by June 30, 2006.

About TDS
TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services. As of March 31, 2006, the company employed 11,600 people and served 6.7 million customers/units in 36 states.

About U.S. Cellular
As of March 31, 2006, U.S. Cellular, the nation's sixth-largest wireless service carrier, provided wireless service to 5.6 million customers in 26 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; possible future restatements; pending and future litigation; acquisitions/ divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS or its business units, visit:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com	TDS Metrocom: www.tdsmetro.com